EXHIBIT 99.1

Immunomedics Announces Fiscal 2015 Results and Clinical Program Developments

MORRIS PLAINS, N.J., Aug. 19, 2015 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU) today reported financial results for the fourth quarter and fiscal year ended June 30, 2015. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Fourth Quarter Fiscal 2015 Results

Total revenues for the fourth quarter of fiscal year 2015, which ended on June 30, 2015, were $2.4 million as compared to total revenues of $1.2 million for the same quarter last fiscal year. The increase of $1.2 million in total revenues this quarter was primarily due to a $1.0 million license fee revenue earned upon reaching a clinical milestone in the Company's Collaboration Agreement, as amended, with Bayer (formerly Algeta ASA). There was no license fee revenue recorded in the same quarter last fiscal year.

Total costs and expenses for the current quarter were $13.6 million, as compared to $13.1 million for the same period in 2014, representing an increase of $0.5 million, or 4%. This increase was driven primarily by $1.1 million higher research and development expenses from increased clinical trial cost for the Phase 3 PANCRIT-1 registration study of yttrium-90-labeled clivatuzumab tetraxetan for the therapy of patients with advanced pancreatic cancer, and increased product development and manufacturing expenses related to the expansion of clinical studies for the two antibody-drug conjugate (ADC) programs. The increase in research and development expenses was partially offset by $0.4 million decreased general and administrative costs mainly from reduced legal and professional fees.

Interest expense this quarter related to the 4.75% Convertible Senior Notes was $1.4 million, including the amortization of $0.2 million debt issuance costs. There was no interest expense for the same quarter last fiscal year.

Net loss attributable to our stockholders this quarter was $12.4 million, or $0.13 per basic share, compared with a net loss attributable to our stockholders of $11.8 million, or $0.13 per basic share for the same quarter in fiscal 2014. The increase in net loss this quarter was primarily due to the increase in research and development expenses and interest expense, partially offset by the decrease in legal and professional fees, as described above.

Fiscal Year 2015 Results

Total revenues for fiscal year 2015 were $5.7 million as compared to $9.0 million for fiscal year 2014, representing a decrease of $3.3 million or 37%. The decrease in total revenues this fiscal year primarily resulted from $4.6 million of license fee revenue earned from the Bayer Collaboration Agreement during fiscal 2014, which was partially offset by the Agreement's $1.0 million clinical milestone payment in fiscal year 2015.

Total costs and expenses for the fiscal year ended June 30, 2015 were $51.9 million, as compared to $44.6 million for fiscal 2014, representing an increase of $7.3 million, or 16%. This increase was driven primarily by $8.0 million higher research and development expenses from the continuing efforts of the Phase 3 PANCRIT-1 clinical trial in pancreatic cancer and increased clinical trial expenses and manufacturing costs for the ADCs' clinical studies, as well as a $0.9 million increase in legal and professional fees, principally from the arbitration proceedings with Takeda-Nycomed. The increase in cost and expenses this fiscal year was partially offset by the prior year's $1.2 million of cost from the recognition of manufacturing costs related to the Bayer Agreement, which did not recur in the current year.

Interest expense this fiscal year for the Convertible Senior Notes due 2020 was $2.1 million, including the amortization of $0.3 million debt issuance costs. There was no interest expense last fiscal year.

Net loss attributable to our stockholders for the fiscal year ended June 30, 2015 was $48.0 million, or $0.51 per basic share, as compared to net loss attributable to our stockholders of $35.4 million, or $0.42 per basic share, in fiscal year 2014. The increase in net loss of $12.6 million this fiscal year was primarily due to increased research and development costs attributable to clinical trials, increased legal and professional fees, interest expense, and lower license fee revenue from Bayer.

As of June 30, 2015, cash, cash equivalents, and marketable securities totaled $99.6 million.

"We are pleased to have a strong balance sheet to support the development of our clinical pipeline," commented Peter P. Pfreundschuh, Vice President Finance and Chief Financial Officer. "To that end, cash requirements in fiscal year 2016 are expected to be in the range of $52 to $54 million, which include the production of sacituzumab govitecan for a Phase 3 registration trial in metastatic triple-negative breast cancer anticipated in calendar year 2016, the ongoing PANCRIT-1 trial, and interest on the convertible notes," Mr. Pfreundschuh added.

The Company's key clinical developments and future planned activities:

Epratuzumab

  In July 2015, UCB announced that the two Phase 3 EMBODY™ clinical trials for epratuzumab in systemic lupus erythematosus did not meet the primary clinical efficacy endpoints in either dose in both studies. Treatment response in patients who received epratuzumab in addition to standard therapy was not statistically significant when compared to those who received placebo in addition to standard therapy. UCB is in the process of analyzing the full set of data from both studies. A high level review of the safety data did not identify any new safety concerns.

Sacituzumab Govitecan (IMMU-132)

  Interim Phase 2 results with sacituzumab govitecan in patients with advanced, metastatic lung cancers will be reported in an oral presentation on Monday, September 7, 2015 at the 16th World Conference on Lung Cancer to be held in Denver, CO.

  At the 2015 Annual Meeting of the American Society of Clinical Oncology ("ASCO meeting"), updated results from a Phase 2 study of sacituzumab govitecan in patients with metastatic triple-negative breast cancer were presented. Among the 49 patients evaluated for response, 31%, or 15 patients, showed a reduction in tumor size of 30% or more. They included 2 patients with complete response. For the 48 responding patients who received the optimal doses of 8 or 10 mg/kg, the interim median progression-free survival, ("PFS"), was 6.0 months. The median prior cancer therapies for this group of patients was 4 (range, 1-11). (For more information on the updated results, please refer to the Company's press release at http://www.immunomedics.com/pdfs/news/2015/pr06012015a.pdf).

  Sacituzumab govitecan also produced promising anti-tumor activity with durable responses in patients with metastatic lung cancer. For the 25 patients who responded to the ADC with either a 30% or more tumor shrinkage or stable disease, all 11 patients with small-cell lung cancer and 12 of 14 patients with non-small-cell lung cancer, or 86%, had a time to progression that was longer than their last therapy. These patients had previously failed a median of 2.5 (range, 1-7) and 3 (range, 1-8) cancer treatments, respectively. (http://www.immunomedics.com/pdfs/news/2015/pr06022015a.pdf).

  Also reported at the same ASCO meeting were results in patients with heavily-pretreated, metastatic gastrointestinal cancers. Even in this late-stage setting, a majority of patients, 57%, responded to sacituzumab govitecan with partial responses and durable stable disease, including 2 esophageal cancer patients and 1 colorectal cancer patient with a partial response. (http://www.immunomedics.com/pdfs/news/2015/pr06012015b.pdf).

Labetuzumab Govitecan (IMMU-130)

  Interim results from a Phase 2 study of labetuzumab govitecan in patients previously treated with at least one prior irinotecan-containing regimen for their metastatic colorectal cancer were reported in an oral presentation at the 2015 ASCO meeting. For the 33 patients who received the ADC once a week at the 8 or 10 mg/kg dose levels, the interim median PFS was 4.4 months, with 22% of these patients still benefiting from their cancer not progressing. In 32 patients with at least one response assessment following treatments, the disease control rate of 78%, with 1 partial response and 24 patients reporting stable disease as their best response. (http://www.immunomedics.com/pdfs/news/2015/pr06022015b.pdf).

Clivatuzumab Tetraxetan

  Final results from a Phase 1b study of yttrium-90-labeled clivatuzumab tetraxetan with or without low-dose gemcitabine in patients with metastatic pancreatic cancer after two or more prior therapies have been published online in the European Journal of Cancer. (http://www.ejcancer.com/article/S0959-8049(15)00645-0/fulltext).

Veltuzumab

  The Office of Orphan Products Development of the U.S. Food and Drug Administration has granted orphan status for the use of veltuzumab for the treatment of immune thrombocytopenia.

Conference Call

The Company will host a conference call and live audio webcast on Thursday, August 20, 2015 at 10:00 a.m. Eastern Time to discuss financial results for the fourth quarter and fiscal year 2015, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 1629702. The conference call will be webcast via the Investors page on the Company's website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company's website for 30 days through September 19, 2015.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics' advanced proprietary technologies allow the Company to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, Immunomedics has built a pipeline of nine clinical-stage product candidates. Immunomedics' most advanced candidate is 90Y-clivatuzumab tetraxetan. The radiolabeled antibody is in a Phase 3 registration trial in patients with advanced pancreatic cancer. Immunomedics expects patient enrollment to be completed in calendar year 2016. Immunomedics' portfolio of investigational products also includes antibody-drug conjugates (ADCs) that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxic effects that are usually found with conventional administration of these chemotherapeutic agents. Immunomedics' most advanced ADCs are sacituzumab govitecan (IMMU-132) and labetuzumab govitecan (IMMU-130), which are in Phase 2 trials for a number of solid tumors and metastatic colorectal cancer, respectively. Immunomedics has licensed epratuzumab to UCB, S.A., (UCB) for the treatment of all autoimmune disease indications worldwide. In oncology, Immunomedics has a research collaboration with Bayer to study epratuzumab as a thorium-227-labeled antibody. Immunomedics has other ongoing collaborations in oncology with independent cancer study groups. The IntreALL Inter-European study group is conducting a large, randomized Phase 3 trial combining epratuzumab with chemotherapy in children with relapsed acute lymphoblastic leukemia at clinical sites in Australia, Europe, and Israel. Immunomedics also has a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and pre-clinical development. These include bispecific antibodies targeting cancers and infectious diseases as T-cell redirecting immunotherapies, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies, created using its patented DOCK-AND-LOCK® protein conjugation technology. The Company believes that its portfolio of intellectual property, which includes approximately 267 active patents in the United States and more than 400 foreign patents, protects its product candidates and technologies. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, outcomes, timing or associated costs), out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on UCB for the further development of epratuzumab for non-cancer indications, risks associated with the outcome of pending litigation and competitive risks to marketed products, and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

			June 30,	June 30,
			2015	2014
ASSETS
Current Assets:
Cash and cash equivalents			$ 13,452,775	$ 6,961,494
Marketable securities			86,165,532	34,871,120
Accounts receivable, net of allowance for doubtful accounts			345,627	674,617
Inventory			584,424	778,989
Other receivables			857,068	303,102
Prepaid expenses			1,136,103	1,614,897
Other current assets			945,673	180,678
			103,487,202	45,384,897

Property and equipment, net			2,241,838	1,895,475
Other long-term assets			50,566	206,110

			$ 105,779,606	$ 47,486,482

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Accounts payable and accrued expenses			$ 11,808,223	$ 6,886,682
Deferred revenues			271,667	240,158
Other liabilities			1,599,760	1,500,244
Convertible senior notes - net			96,624,577	--
Stockholders' (deficit) equity			(4,524,621)	38,859,398

			$ 105,779,606	$ 47,486,482

Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
License fee and other revenues	$ 1,000,000	$ --	$ 1,250,000	$ 4,623,333
Product sales	465,031	706,445	2,648,657	3,140,604
Research & development	930,573	480,548	1,754,434	1,277,668
Total Revenues	$ 2,395,604	1,186,993	5,653,091	9,041,605
Costs and Expenses	13,583,367	13,078,990	51,872,600	44,621,846
Operating Loss	(11,187,763)	(11,891,997)	(46,219,509)	(35,580,241)
Interest (Expense) and Other Income	(1,223,599)	25,061	(1,846,233)	56,854
Loss before Income Tax Expense	(12,411,362)	(11,866,936)	(48,065,742)	(35,523,387)
Income Tax Expense	(16,047)	(6,419)	(58,229)	(7,791)
Net Loss	(12,427,409)	(11,873,355)	(48,123,971)	(35,531,178)
Less Net Loss attributable on noncontrolling interest	(26,845)	(26,574)	(121,605)	(105,352)
Net Loss attributable to Immunomedics, Inc. stockholders	$ (12,400,564)	$ (11,846,781)	$ (48,002,366)	$ (35,425,826)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$ (0.13)	$ (0.13)	$ (0.51)	$ (0.42)

Weighted average number of common shares outstanding (basic and diluted):	93,656,814	89,084,307	93,314,872	84,631,567
CONTACT: For More Information:
         Dr. Chau Cheng
         Senior Director, Investor Relations & Corporate Secretary
         (973) 605-8200, extension 123
         ccheng@immunomedics.com